Exhibit 8.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA • ASIA PACIFIC • EUROPE

July 2, 2026

Gazelle Parent, Inc.

101 Lindenwood Drive, Suite 225

Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Gazelle Parent, Inc. (“Parent”), a Delaware corporation, in connection with (i) the Obsidian Merger and the Galera Merger, each as defined below and described in the Agreement and Plan of Merger, dated as of April 14, 2026, by and among the Company, Galera Therapeutics, Inc., a Delaware corporation (the “Company”), Obsidian Therapeutics, Inc., a Delaware corporation (“Obsidian”), Onyx MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub 1”), and Gazelle Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub 2”) (as amended from time to time, the “Merger Agreement”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes an information statement/prospectus (the “Information Statement/Prospectus”), as may be amended from time to time, filed with the Securities and Exchange Commission (the “Commission”).

Pursuant to the Merger Agreement, (i) Merger Sub 1 will be merged with and into Obsidian (the “Obsidian Merger”), with Obsidian surviving the Obsidian Merger as the surviving corporation and a wholly-owned subsidiary of Parent, and (ii) immediately following the Obsidian Merger, Merger Sub 2 will be merged with and into Galera (the “Galera Merger” and, together with the Obsidian Merger, the “Mergers”), with Galera surviving the Galera Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion letter, we have examined the Merger Agreement, the Registration Statement (including the Information Statement/Prospectus), (together with the Merger Agreement the “Transaction Documents”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all

July 2, 2026

documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the Obsidian Merger and the Galera Merger each will be consummated in the manner described in the Transaction Documents, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Galera Merger (the “Galera Merger Effective Time”), (iii) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents, and (iv) any representations made in the Transaction Documents “to the knowledge of,” or based on the belief of the Company, Parent, Merger Sub 1, Merger Sub 2, or Obsidian or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Galera Merger Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by the Company, Parent, Merger Sub 1, Merger Sub 2, and Obsidian referred to above, which we have assumed will be true as of the Galera Merger Effective Time. No assurance can be given as to the effect of the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

This opinion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

The discussion under the heading titled “Material U.S. Federal Income Tax Consequences of the Mergers” in the Information Statement/Prospectus included in the Registration Statement represents the opinion of Sidley Austin LLP.

Based on and subject to the foregoing, under present United States federal income tax law, it is our opinion that the statements set forth under the captions “Material U.S. Federal Income Tax Consequences of the Mergers” and “Material U.S. Federal Income Tax Consequences of the Receipt of the CVRs” in the Information Statement/Prospectus included in the Registration Statement, insofar as they constitute a summary of United States federal income tax considerations, are correct in all material respects subject to the limitations and qualifications set forth therein.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement other than the opinion set forth above.

July 2, 2026

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event, or development.

This opinion letter is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Information Statement/Prospectus in connection with the references to this opinion letter. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP